EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477

AMERICAN SOFTWARE REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

Nine Consecutive Quarters of Profitability

ATLANTA, GA (June 2, 2003) – American Software, Inc. (NASDAQ: AMSWA) today reported its financial results for the fourth quarter and fiscal year 2003.

Total revenues for the fourth quarter ended April 30, 2003 were $15.0 million. For the fourth quarter, software license fees were $3.4 million, services and other revenues were $6.8 million and maintenance revenues were $4.9 million. Operating income was $1.6 million for the fourth quarter fiscal 2003. Net income for the fourth quarter was $2.4 million or earnings per diluted share of $0.11, including a gain related to the fourth quarter fiscal year 2002 sale of its subsidiary, AmQUEST, Inc., of $602,000 or earnings per diluted share of $0.03.

Total revenues for the twelve months ended April 30, 2003 were $59.3 million. Software license fees for the twelve months period were $12.5 million. For Fiscal 2003, services and other revenues were $26.9 million and maintenance revenues were $19.9 million. For Fiscal 2003, operating income was $4.5 million. For the twelve months ended April 30, 2003, the Company reported net income of approximately $7.6 million, or earnings per diluted share of $0.33, including a net gain related to the fourth quarter fiscal year 2002 sale of AmQUEST, Inc., of $2.1 million or earnings per diluted share of $0.09.

“We are pleased with our continued profitability for the last two years and look forward to leveraging our financial strength when the economic environment improves,” said James C. Edenfield, President and CEO of American Software. “Our operating leverage has been significantly improved as demonstrated by the record operating profits for this quarter and fiscal year of our 86% owned subsidiary, Logility.”

The overall financial condition of the Company remains strong, with cash and investments of approximately $60.6 million and no debt as of April 30, 2003. The Company’s cash and investment position increased by $2.5 million sequentially from January 31, 2003 and $4.0 million compared to April 30, 2002. During the fourth quarter, the Company purchased approximately 145,000 of its shares on the open market under the current stock buyback program at a cost of approximately $458,000.

There are approximately 1.9 million shares remaining to purchase under the total authorization of 4.2 million shares.

Recent Highlights Include:

Customers

•	Notable new and existing customers placing orders with the Company in the fourth quarter include: Bell Sports, Columbia Sportswear, Delta Apparel Inc., Edward Don, Facet Technologies, L’Oreal Professional Products Division of L’Oreal USA, Maidenform Inc., Nestles Purina, Pfizer, Trade Masters LLC and VF Corporation.

•	As a result of continued investment in our indirect sales channel development, the Company’s 86% owned subsidiary, Logility, Inc. (NASDAQ: LGTY), Logility signed an agreement with SSA Global Technologies™ (SSA GT™), a worldwide provider of enterprise solutions and services, for a minimum net license fee commitment of $1 million to be recognized during Fiscal Year 2004. SSA GT markets and supports the Logility Voyager Solutions™ suite as “BPCS Collaborative Commerce powered by Logility.” The suite is designed to help SSA GT customers establish collaborative supply chain initiatives and more effectively manage supply chain operations through Logility’s best-of-breed collaborative supply chain solutions.

•	During the quarter Logility, Inc., announced that Huhtamaki UK, a world leader in consumer packaging, has chosen Logility Voyager Solutions™ in an effort to optimize inventories and increase customer service and revenues through collaborative and synchronized planning and manufacturing processes.

•	Elmhurst College announced that its Center for Business and Economics and noted academic program in supply chain management received a gift valued at $1 million in the form of the Logility Voyager Solutions™ software suite donated by Logility. The gift provides Elmhurst College’s supply chain management students, both graduate and undergraduate, with cutting-edge tools in this rapidly growing discipline.

•	Logility hosted the Connections 2003 Powering the Collaborative Supply ChainWebcast Series and Symposium. For eight consecutive weeks, the Connections 2003 interactive webcast series explored business issues and technology solutions that drive measurable results. Logility’s webcast series offered insights into the latest developments in collaborative supply chain optimization through the expertise and insight of successful customers including: Bell Sports, IMC Global, Koret of California a division of Kellwood Company, Mercury Marine, Saks Incorporated, Williamson-Dickie and xpedx. A replay of these webcasts is available at www.logility.com/news/conn_webcasts03.html. The Connections 2003 Symposium consisted of a Collaborative Sales and Operations Planning training session and a full-day seminar, presented by industry experts including representatives from AMR Research, ConAgra Foods, L’Oreal, Pfizer, Tiffany & Co., and Logility who discussed the latest developments in collaborative supply chain optimization to gain greater visibility, drive rapid benefits and achieve a competitive advantage.

•	The Company announced that Delta Apparel Inc. (Amex: DLA) selected New Generation Computing’s (NGC) The Production Manager (TPM) shop-floor control and manufacturing execution software. Installed at Delta Apparel’s Campeche, Mexico, factory, the software will automate the Company’s production and payroll functions. Specifically, it will enable the company to better track employee performance, monitor work in process, calculate gross pay and develop multiple management reports. “We selected NGC because it’s a software partner with which we can grow,” said Charles Sutlief, vice president and chief information officer of Delta Apparel. “NGC’s shop-floor control software is recognized as the industry standard by apparel manufacturers throughout the Americas.”

Products and Technology

•	Logility introduced Voyager Global Sourcing Management™, a new component of the Logility Voyager Solutions suite designed to improve Brand Owner margins. Voyager Global Sourcing Management gives Brand Owners, such as retailers and manufacturers of private label and branded merchandise, the ability to reduce total supply chain costs, optimize sourcing decisions, extend visibility into offshore production, monitor the movement of goods, and improve the flow of information with supply-side trading partners. In today’s global economy, companies are gaining a competitive advantage by working with suppliers around the world for materials, manufacturing and logistics services to deliver products to market more quickly and cost-effectively. Voyager Global Sourcing Management streamlines and automates the entire strategic sourcing process – from proposal management and product specification package delivery, to bid analysis and supplier performance management, through production management, quality monitoring and supplier shipment tracking.

•	Logility announced the availability of version 6.5 of its Voyager Transportation Planning and Management solution to help companies achieve greater visibility across the supply chain with expanded event management, private freight exchange and performance management capabilities. Recognized as one of the most robust, multi-modal Transportation Management Systems in the industry, the latest release of Voyager Transportation Planning and Management solidifies Logility’s leadership in the transportation marketplace by incorporating exception-driven workflows that can completely automate the shipment planning, shipment management and freight accounting processes.

•	The Company announced that it has expanded its existing Paperless Purchase Order and Purchase Order Tracking (acknowledgement and feedback ability) e-commerce applications to provide a secure Vendor/Customer collaboration web site. This product was designed in conjunction with American Software’s customer CHF Industries, Inc. CHF is an importer of goods from all over the world, making real-time communications difficult, if not impossible. CHF recognized the need to improve communications to better serve their own customers and worked with American Software to extend the value of their existing American Software ERP solution deployment.

About American Software, Inc.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry’s most comprehensive offering of integrated business applications, including enterprise-wide, supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is a total ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies, full global capability and integrated data marts. American Software owns 86% of Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers, importers and other businesses in the sewn-products industry. The company’s products include AMAS, a specialized apparel business control, accounting and MRP system; e-SPS, a Web-based sourcing and production system; TPM, a shop-floor control and manufacturing execution system; EZ-Ship, a labeling, packing and shipping system for remote factories; SP&E, a screenprint and embroidery management system; and Full Package, a multi-lingual business control system for offshore enterprises. Headquartered in Miami, NGC has sales offices worldwide and clients that include Dick’s Sporting

Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform and William Carter.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s Form 10-K for the year ended April 30, 2002 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305 (800) 726-2946. (404) 261-4381. FAX: (404) 264-5206 INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com

AMERICAN SOFTWARE, INC.

Statements of Operations

(In thousands except per share data)

(Unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2003	2002	Pct Chg.	2003	2002	Pct Chg.
Revenues:
License	$3,384	$3,824	(12%)	$12,485	$12,052	4%
Services & other	6,773	7,072	(4%)	26,933	30,671	(12%)
Maintenance	4,863	5,394	(10%)	19,884	21,907	(9%)

Total Revenues	15,020	16,290	(8%)	59,302	64,630	(8%)

Cost of Revenues:
License	1,045	1,173	(11%)	4,107	4,592	(11%)
Services & other	4,545	4,556	0%	18,698	18,094	3%
Maintenance	1,193	1,143	4%	5,522	3,936	40%

Total Cost of Revenues	6,783	6,872	(1%)	28,327	26,622	6%

Gross Margin	8,237	9,418	(13%)	30,975	38,008	(19%)

Operating expenses:
Research and development	1,911	2,460	(22%)	8,094	10,497	(23%)
Less: capitalized development	(722)	(826)	(13%)	(2,978)	(3,288)	(9%)
Sales and marketing	3,002	3,406	(12%)	11,636	13,297	(12%)
General and administrative (a)	2,397	3,016	(21%)	9,287	11,851	(22%)
Provision for doubtful accounts	61	76	(20%)	414	503	(18%)

Total operating expenses	6,649	8,132	(18%)	26,453	32,860	(19%)

Operating income	1,588	1,286	23%	4,522	5,148	(12%)

Interest income	313	392	(20%)	1,269	1,247	2%
Gain/(loss) on investments & other	113	348	(68%)	17	1,135	(99%)
Minority interest	(168)	(65)	158%	(306)	(339)	(10%)

Income from continuing operations before tax expense/(benefit)	1,846	1,961	(6%)	5,502	7,191	(23%)
Income tax expense/(benefit)	—	—	—	—	—	—

Income from continuing operations	1,846	1,961	(6%)	5,502	7,191	(23%)

Discontinued Operations:
Loss from operations of discontinued subsidiary—AmQUEST	—	—	—	—	(1,866)	nm
Gain on sale of subsidiary—AmQUEST	602	13,376	(95%)	2,084	13,376	(84%)

Net Income	$2,448	$15,337	(84%)	$7,586	$18,701	(59%)

Earnings (loss) per common share:
Basic:
Continuing operations	$0.08	$0.09	(11%)	$0.25	$0.32	(22%)
Discontinued operations	$0.03	0.59	(95%)	0.09	0.50	(82%)

	$0.11	$0.68	(84%)	$0.34	$0.82	(59%)

Diluted:
Continuing operations	$0.08	$0.08	—	$0.24	$0.32	(25%)
Discontinued operations	$0.03	0.57	(95%)	0.09	0.50	(82%)

	$0.11	$0.65	(83%)	$0.33	$0.82	(60%)

Weighted average common shares outstanding
Basic	22,188	22,740		22,411	22,773
Diluted	23,113	23,439		23,132	22,911

(a) The three months and twelve months ended April 30, 2002 results included $300,000 and $1.16 million respectively of goodwill amortization or $0.01 and $0.05 per basic and diluted common share, which in accordance with SFAS 142, ceased as of May 1, 2002.

nm—not meaningful

Balance Sheet Information

(in thousands)

(Unaudited)

	April 30,
	2003	2002
Cash and Short & Long term investments	$60,577	$56,555
Accounts Receivable:
Billed	6,736	9,828
Unbilled	3,884	1,848

Total Accounts Receivable (net)	10,620	11,676
Prepaids & Other	1,035	1,197
Other Assets	22,108	24,047

Total Assets	$94,340	$93,475

Accounts Payable	$412	$1,120
Other Current Liabilites	6,568	11,118
Deferred Revenues	10,180	10,573
Other Noncurrent Liabilites	—	152
Minority Interest	4,202	4,095
Stockholders’ Equity	72,978	66,417

Total Liabilities & Equity	$94,340	$93,475